UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2006

ISONICS CORPORATION

(Exact name of registrant as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices, including zip code

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry into a Material Definitive Agreement

Amendment to Lucent Agreement.   On December 5, 2005 (as reported in a Form 8-K filed for that date), Isonics became obligated under a development and licensing agreement executed in September 2005 between Isonics and Lucent Technologies Inc. (the “Lucent Agreement”).  Under the Lucent Agreement, Isonics and Lucent agreed to endeavor to develop a next generation infrared (“IR”) imaging and night vision surveillance technology based on pioneering research by Lucent’s Bell Labs (“Bell Labs”) at its micro electro-mechanical systems (“MEMS”) and nanotechnology fabrication facility.  The development plan expressed in the Lucent Agreement contemplated a proof-of-concept within 12 months, followed by steps toward commercialization.  Because of delays incurred in completing operations under the Lucent Agreement, the development plan has been delayed.

On October 16, 2006, Lucent and Isonics entered into a fourth amendment which included a revised statement of work by which Isonics and Lucent agreed to redefine the development plan for the IR imaging and night vision surveillance technology.  In the amendment, the parties also redefined Isonics’ payment schedule to Lucent, including $1 million due on or before January 16, 2007, and $1 million each three months thereafter for a total of eight payments remaining due to Lucent (such payments in addition to the $4 million already paid and credited to Isonics’ $12 million obligation to Lucent).  Isonics does not have sufficient funding at the present time to meet its obligations under the Lucent Agreement, but expects that sufficient funding will be available when needed  (although, because Isonics does not have any commitments for additional funding, Isonics cannot offer any assurance that such funding will, in fact, be available when needed).

Under the agreement as originally entered into, and remaining effective, the parties will have quarterly meetings at Lucent to review the status of the Development Project, the then current statement of work and any proposed changes, modifications, or clarifications thereto, expected future activities under the Lucent Agreement, and such other matters related to the Development Project as either Party may desire to discuss.  Isonics will have ten days following any quarterly meeting to terminate the Lucent Agreement for convenience, although such termination will not result in any refund to Isonics of any payments previously made.  The next quarterly meeting is scheduled for December 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 19th day of October 2006.

Isonics Corporation

By:	/s/ James E. Alexander
James E. Alexander
President and Chief Executive Officer